SCHEDULE 14A
                         (Rule 14a-101)
                INFORMATION REQUIRED IN PROXY STATEMENT
                      SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant  (x)

Filed by a Party other than the Registrant  ( )

-----------------------------------------------------------------

Check the appropriate box:

( )  Preliminary Proxy Statement
(x)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Rule 14a-11(c) or Rule14a-12

                   OVERSEAS SHIPHOLDING GROUP, INC.
-----------------------------------------------------------------
          (Name of Registrant as Specified in its Charter)

                   OVERSEAS SHIPHOLDING GROUP, INC.
-----------------------------------------------------------------
             (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

( )  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or
     14a-6(j)(2).
( )  $500  per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).
( )  Fee  computed  on table below per Exchange  Act  Rules  14a-
     6(i)(4)
     and 0-11.

        1) Title of each class of securities to which transaction applies:

        ---------------------------------------------------------

        2) Aggregate number of securities to which transaction applies:

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        3)  Per  unit  price  or  other  underlying  value  of
            transaction computed pursuant to Exchange Act Rule 0-11:*

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        * Set forth the amount on which the filing fee is calculated and state how it  was  determined.

        4)  Proposed  maximum   aggregate value of transaction:

        ---------------------------------------------------------



( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the
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     1) Amount Previously Paid:

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     4) Date Filed:

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

                OVERSEAS SHIPHOLDING GROUP, INC.
             511 FIFTH AVENUE, NEW YORK, N.Y. 10017



            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          June 8, 1999

TO THE STOCKHOLDERS OF OVERSEAS SHIPHOLDING GROUP, INC.:


    The Annual Meeting of Stockholders of Overseas Shipholding Group, Inc. will be held at J.P. Morgan Investment Management Inc., 522 Fifth Avenue (corner West 44th Street), New York, N.Y., Seventh Floor, on Tuesday, June 8, 1999, at 2:30 o'clock P.M. for the following purposes:

    (l) To elect eleven directors, each for a term of one year;

    (2) To consider and act upon a proposal to approve the appointment of Ernst & Young LLP as independent auditors for the year 1999;

   (3) To consider and act upon a proposal to approve the adoption by the Board of Directors of the 1999 Non-Employee Director Stock
Option Plan; and

   (4) To transact such other business as may properly be brought before the meeting.



    Stockholders of record at the close of business on April 16, 1999 will be entitled to vote at the meeting. The stockholders list will be open to the examination of stockholders for any purpose germane to the meeting, during ordinary business hours, for ten days before the meeting at the Corporation's office, 511 Fifth Avenue, New York, N.Y.

    Whether or not you expect to be present at the meeting in person, please date and sign the enclosed proxy and return it without delay in the enclosed envelope, which requires no postage if mailed in the United States.

    We urge you to exercise your privilege of attending the meeting in person. In that event, the Corporation's receipt of your proxy will not affect in any way your right to vote in person.

                            By order of the Board of Directors,

                                     ROBERT N. COWEN
                            Senior Vice President & Secretary

New York, N.Y.
April 30, 1999

                           IMPORTANT

           PLEASE SIGN, DATE AND PROMPTLY RETURN THE
         ENCLOSED PROXY IN THE ENCLOSED RETURN ENVELOPE

              OVERSEAS SHIPHOLDING GROUP, INC.
             511 Fifth Avenue, New York, N.Y. 10017


                         --------------

                        PROXY STATEMENT

      The accompanying proxy is solicited on behalf of the Board of Directors of Overseas Shipholding Group, Inc. (the "Corporation") for use at the Annual Meeting of Stockholders to be held on June 8, 1999. Any stockholder giving a proxy may revoke it at any time before it is exercised at the meeting.

      Only stockholders of record at the close of business on April 16, 1999 will be entitled to vote at the annual meeting. The Corporation has one class of voting securities, its Common Stock, of which 36,395,697 shares were outstanding on said record date and entitled to one vote each. This proxy statement and the accompanying proxy will first be sent to stockholders on or about April 30, 1999.


                     ELECTION OF DIRECTORS

     The eleven nominees for election at the forthcoming meeting, all of whom are presently directors of the Corporation, are listed below. Unless otherwise directed, the accompanying proxy will be voted for the election of these nominees, to serve for the ensuing year and until their successors are elected and qualify.

      The  table below sets forth information as to each nominee, and  includes  the  amount and percentage  of  the  Corporation's
Common  Stock  of  which  each nominee,  and  all  directors  and executive  officers as a group, were the "beneficial owners"  (as defined in regulations of the Securities and Exchange Commission)
on  April  16,  1999,  all as reported to  the  Corporation.   In
accordance with SEC regulations, the table includes, in the  case of  certain of the nominees, all shares owned by partnerships  or other entities in which the nominee, by reason of his position or interest, shares the power to vote or to dispose of securities.
                                                                   Percentage
                                        Served      Shares of          of
                                          as       Common Stock   Common Stock
                       Principal       Director    Beneficially   Beneficially
  Name and Age        Occupation        Since       Owned (a)         Owned
  ------------        -----------       ------      ----------       -------
Raphael Recanati, President, Finmar      1969     6,647,926 (b)(g)     18.3%
75......          Equities Co.,
                  shipping, finance
                  and banking.

Morton P. Hyman,  President of the       1969       157,927 (c)        0.4%
63......          Corporation.

Robert N. Cowen,  Senior Vice            1993        30,500            0.1%
50......          President and
                  Secretary of the
                  Corporation.

Thomas H. Dean,   Consultant,            1976            --            --
70......          Continental Grain
                  Company, integrated
                  food company.

Michel Fribourg,  Director and           1969        2,823,241(d)     7.8%
85.......         Chairman Emeritus
                  of the Board,
                  Continental Grain
                  Company.

William L. Frost, Attorney and           1989            4,000(e)      --
72......          President, Lucius
                  N. Littauer
                  Foundation.

Ran Hettena,      Senior Consultant      1969           32,880(f)(g)  0.1%
75.......         to the Corporation.

Stanley Komaroff, Senior Partner, law    1993              200         --
64......          firm of Proskauer
                  Rose LLP, the
                  Corporation's
                  counsel.

Solomon N.        Vice President,        1989                 (h)      --
Merkin,           Leib Merkin, Inc.,
42.......         private investment
                  company.

Joel I. Picket,   President and          1989              200         --
60.......         Chairman of the
                  Board, Gotham
                  Organization Inc.,
                  real estate,
                  construction and
                  development.

Oudi Recanati,    Vice Chairman and      1996            1,000(g)      --
49.........       Co-Chief Executive
                  Officer, IDB
                  Holding Corporation
                  Ltd., investment
                  and finance.

All directors and executive officers as a            9,735,379(i)     26.6%
group.

---------------

(a) Unless otherwise indicated, each of the nominees has the sole power to vote and direct disposition of the shares
    shown   as   beneficially   owned  by  him.    Number   of   shares   shown
    includes shares issuable on exercise of vested options held by Messrs. Hyman (100,000 shares) and Cowen (30,000 shares), and all directors and executive officers as a group (186,720 shares).

(b) Includes 5,870,362 shares as to which Mr. Raphael Recanati shares the power to vote and/or to direct disposition, of which 2,986,416 shares are owned by OSG Holdings, a partnership in which Mr. Recanati and his wife, as tenants in common, have a 25% partnership interest. Mr. Recanati's address is 511 Fifth Avenue, New York, New York.

(c) Includes 20,000 shares owned by a corporation in which Mr. Hyman shares the power to vote and/or to direct disposition;
    in addition, Mr. Hyman is a 0.4% partner in OSG Holdings; excludes 280 shares owned by Mr. Hyman's wife, beneficial ownership of which is disclaimed by him.

(d) All of these shares are owned by Fribourg Grandchildren Family L.P., a partnership; Mr. Fribourg's wife, as trustee under various trusts, has the sole power to vote and direct the disposition of all of said shares, beneficial ownership of which is disclaimed by him. The address for Fribourg Grandchildren Family L.P. is 277 Park Avenue, New York, New York.

(e) Excludes    400   shares   owned   by   Mr.   Frost's   wife,    beneficial
    ownership of which is disclaimed by him.

(f) Excludes     7,082     shares    owned    by    Mr.     Hettena's     wife,
    beneficial ownership of which is disclaimed by him.

(g) Mr.    Hettena    and    Mr.   Raphael   Recanati   are    brothers-in-law.
    Mr.   Oudi   Recanati   is   a   son  of  Mr.  Raphael   Recanati   and   a
    nephew of Mr. Hettena.

(h) Mr. Merkin is a 1.3% partner in OSG Holdings.

(i) Of the 9,735,379 shares, persons who are directors or executive officers have sole power to vote and direct disposition of 1,041,776 shares (2.8% of the outstanding shares of the Corporation) and share with other persons the power to vote and/or direct disposition of 8,693,603 shares (23.8% of the outstanding shares).

       Each   nominee   has   been   principally   engaged   in   his   present
employment for the past five years except Mr. Hettena, who served as President of Maritime Overseas Corporation for more than 24 years; Mr. Dean, who served as an executive officer of Continental Grain Company for more than 25 years until 1996; Mr.
Oudi Recanati, who has served as Vice Chairman since 1998 and Co-Chief Executive Officer since 1996 of IDB Holding Corporation Ltd. and also served for more than five years prior to 1998 as
Chairman of the Board of Y.L.R. Capital Markets Ltd., engaged in investment banking; and Mr. Cowen, who also serves as executive vice president and a director of Overseas Discount Corporation, a private company engaged in finance and investment. Messrs.
Raphael Recanati and Oudi Recanati are directors of IDB Holding Corporation Ltd. and several of its subsidiaries.

      If, for any reason, any nominee should not be available for election or able to serve as a director, the accompanying proxy
will   be   voted   for  the  election  of  a  substitute  nominee   designated
by the Board of Directors. The Board has no reason to believe that it will be necessary to designate a substitute nominee.

              COMPENSATION AND CERTAIN TRANSACTIONS

       The following Summary Compensation Table includes individual compensation information for services in all capacities to the Corporation and its subsidiaries during the years ended December
31, 1998, 1997 and 1996 by the Chief Executive Officer and the two other executive officers of the Corporation serving during 1998 whose salary for said year exceeded $100,000.

                   SUMMARY COMPENSATION TABLE

                                     Annual Compensation
 Name and Principal                                          All Other
     Position             Year     Salary         Bonus     Compensation
 Morton P. Hyman........ 1998   $1,050,000         -        $ 23,854(1)
    President (CEO)      1997    1,000,000   $1,000,000(2)    22,198
                         1996      965,000         -          20,512


 Robert N. Cowen........ 1998      444,600      100,000(2)      6,476(1)
    Senior Vice          1997      267,800      100,000(2)      1,145
    President            1996      257,500         -            1,145
    and Secretary

 Myles R. Itkin(3)...... 1998      530,000         -           12,515(1)
    Senior Vice          1997      505,000         -           11,990
    President            1996      485,000         -           11,130
    and Treasurer (CFO)

--------------

(1) For Messrs. Hyman, Cowen and Itkin, consists of matching contributions by the Corporation under its Savings Plan in the respective amounts of $7,200, $5,331 and $7,200, and the cost of term life insurance in the respective amounts of $16,654, $1,145 and $5,315.

(2)  Special   bonuses  paid  to  Messrs.  Hyman  and  Cowen   in
     recognition   of  their  achievements  in  negotiating   and
     concluding  the  sale of the Corporation's 49%  interest  in
     Celebrity Cruise Lines Inc. to Royal Caribbean Cruises Ltd.

(3)  The  Corporation  has undertaken to make  available  to  Mr.
     Itkin an option to purchase a total of 60,000 shares of the Corporation's Common Stock at the closing price on the New
     York Stock Exchange on the date of grant, which option will become exercisable in five equal annual installments of 12,000 shares, commencing no later than during the year 2000 and expiring no later than December 31, 2005.

       The Corporation has extended until October 2002 its agreements with Messrs. Hyman, Cowen and Itkin, providing that in the event of a "change of control" of the Corporation, as defined in the agreements, each of the executives will be entitled to certain payments and benefits upon a termination of his employment (whether voluntary or involuntary) at any time within two years after the change of control or upon termination of his employment by the Corporation without cause or by the executive with good reason within 120 days prior to the change of control. Upon any such termination, the executive will be entitled to payment of three times (for Messrs. Hyman and Cowen) or two times (for Mr. Itkin) his highest annual base salary in effect within 121 days prior to or at any time after the change of control, three years (for Messrs. Hyman and Cowen) or two years (for Mr. Itkin) of additional service and compensation credit at that compensation level for pension purposes and for purposes of the Corporation's supplemental employee retirement benefit plans (see "Pension Plan" below) and three years (for Messrs. Hyman and Cowen) or two years (for Mr. Itkin) of continued coverage for the executive and his dependents under the Corporation's health plan and for the executive under the Corporation's life insurance plan. If and to the extent these payments and benefits, and any other amounts paid to either Mr. Hyman or Mr. Cowen as a result of a change of control, constitute "excess parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the excess parachute payments are subject to excise tax (and are not deductible to the Corporation); in that event the Corporation has agreed to pay Messrs. Hyman and Cowen an additional amount so that the net amount retained by each of them, after payment of such excise tax and of other applicable taxes on the additional amount, will equal the full amount to which each would be entitled in the absence of such excise tax. To the extent that payments and benefits, and any other amounts paid to Mr. Itkin as a result of a change of control, would be subject to excise tax, the amounts to be paid to Mr. Itkin will be reduced such that no excise tax will apply.

  AGGREGATE OPTION EXERCISES IN 1998 AND YEAR-END OPTION VALUES
                 Number of Securities
                Underlying Unexercised      Value of Unexercised
                      Options at           In-the-Money Options at
                   December 31, 1998        December 31, 1998 (1)

    Name       Exercisable/Unexercisable  Exercisable/Unexercisable
    -----      -------------------------  -------------------------
Morton P.         100,000 / 0               $206,250 / 0
Hyman....
Robert N.          30,000 / 0                 61,875 / 0
Cowen....
-------------

(1) Reflects  market  value  of  underlying  shares   of  the
    Corporation's Common Stock on December 31, 1998, minus the exercise price.

               STOCKHOLDER RETURN PERFORMANCE PRESENTATION

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock against the cumulative total return of the published Standard and Poor's 500 Stock Index and the Dow Jones Marine Transportation Index for the five years ended December 31, 1998.

                     STOCK PERFORMANCE GRAPH
        COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
 OSG, S&P 500 STOCK INDEX, DOW JONES MARINE TRANSPORTATION INDEX

                              S&P 500         DOW JONES MARINE
  PERIOD        OSG         STOCK INDEX     TRANSPORTATION INDEX
  ------        ---         -----------     --------------------
   1993        100.00          100.00               100.00
   1994        100.19          101.32                91.81
   1995         85.25          139.40               104.72
   1996         78.88          171.40               129.80
   1997        104.21          228.59               153.95
   1998         79.13          293.92                94.87

------------------

* Assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1993 and that all dividends were reinvested. In accordance with rules of the Securities and Exchange Commission ("SEC"), the Corporation's Stockholder Return Performance Presentation does not constitute "soliciting material" and is not incorporated by reference in any filings with the SEC made pursuant to the Securities Act of 1933 (the "1933 Act") or the Securities Exchange Act of 1934 (the "1934 Act").

                            PENSION PLAN

  The Corporation through OSG Ship Management, Inc., its wholly-owned subsidiary, maintains a pension plan which provides employees with annual retirement benefits based upon age, credited service and average compensation (comprised of salaries, bonuses and incentive compensation) for the highest five successive years of the last ten years prior to retirement. The plan is non-contributory by the employee, and the contributions to the plan are determined on an actuarial basis without individual allocation.

  The following table sets forth the estimated annual pensions payable under the pension plan (subject to reduction on an actuarial basis where survivorship benefits are provided), upon normal retirement, to employees at various compensation levels and in representative years-of-service classifications, calculated before application of the Social Security offset provided for in the plan:

                   Years of Credited Service
-----------------------------------------------------------------------------
<CAPTION
 Average
 Compen-     10       15        20        25        30        35         40
 sation     years    years    years      years     years     years     years
--------    -----   ------    -----      -----    ------     -----     -----
$ 400,000   60,000   90,000  120,000   150,000   180,000     210,000   240,000
  500,000   75,000  112,500  150,000   187,500   225,000     262,500   300,000
  600,000   90,000  135,000  180,000   225,000   270,000     315,000   360,000
  700,000  105,000  157,500  210,000   262,500   315,000     367,500   420,000
  800,000  120,000  180,000  240,000   300,000   360,000     420,000   480,000
  900,000  135,000  202,500  270,000   337,500   405,000     472,500   540,000
1,000,000  150,000  225,000  300,000   375,000   450,000     525,000   600,000
1,200,000  180,000  270,000  360,000   450,000   540,000     630,000   720,000
1,500,000  225,000  337,500  450,000   562,500   675,000     787,500   900,000
-------------

     The annual pension payable to any employee under the pension plan may not exceed the limitations imposed for qualified plans under Federal law. However, under supplemental retirement plans Messrs. Hyman, Cowen and Itkin will be entitled to the additional benefits that would have been payable to them under the pension plan in the absence of such limitations. Payments under the supplemental retirement plans will be accelerated upon a "change of control" as defined therein.

     The respective number of years of credited service under the pension plan of the Corporation's executive officers named in the Summary Compensation Table on page 5 are as follows: Morton P. Hyman-39 years; Robert N. Cowen-19 years; and Myles R. Itkin-4 years.


                   COMPENSATION OF DIRECTORS

               The independent non-employee directors of the Corporation receive a director's fee of $15,000 per year, payable quarterly, and a fee of $1,000 for each meeting of the Board of Directors they attend. In addition, as discussed below, in February 1999 the Board of Directors adopted the 1999 Non-Employee Director Stock Option Plan, which provides for the grant of stock options to directors who are not active employees of the Corporation. The 1999 Plan is subject to stockholder approval.

                     EXECUTIVE COMPENSATION
         REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
            AND THE 1998 STOCK OPTION PLAN COMMITTEE

               In accordance with rules of the SEC, the Report on Executive Compensation does not constitute "soliciting material" and is not incorporated by reference in any filings with the SEC made pursuant to the 1933 Act or the 1934 Act.

                The Executive Compensation Committee (the "Committee") of the Board of Directors reviews and determines compensation for members of senior management. It is composed of two non-employee directors of the Corporation: Oudi Recanati and Michel Fribourg. The Committee's compensation policies are designed to promote the following objectives:

    - to attract and motivate talented executives, and to encourage their long term tenure with the Corporation

    - to compensate executives based upon the value of their individual contributions in achieving corporate goals and objectives

    -  to  motivate executives  to  maximize shareholder values

               The Committee seeks to set salaries for its executives at levels that enable the Corporation to attract and
retain  talented  personnel.   The Committee  does  not  deem  it
appropriate to base annual salary adjustments solely upon year-to-year comparisons of financial performance, particularly since the Corporation's results over a short term period are significantly
influenced   by   factors   beyond  the  Corporation's   control,
reflecting primarily the dynamics of world bulk shipping markets. These markets are extremely competitive and highly volatile, influenced by the worldwide supply and demand for vessels and general world economic conditions. The Corporation does not make significant annual adjustments to compensation levels based upon changes in financial performance that in the judgment of the Committee primarily reflect charter market conditions or other factors over which the Corporation has no control, whether favorable or unfavorable.

               The nature of the Corporation's business requires long range planning that may entail advance commitments for the construction, acquisition or chartering-in of vessels during periods of unfavorable conditions in current charter markets. Such commitments are made on the basis of an analysis of long term trends in demand, utilization and market forces that suggest future improvement in rates. Under these circumstances, the Committee believes that short term financial performance is only one of many guides in determining executive compensation.

               The Committee believes that executive compensation
should be linked to performance as measured by the achievement of specific corporate goals and objectives. In 1998 these objectives included: reducing costs and improving operating efficiencies, consistent with the Corporation's high standards of safety and concern for the protection of the environment; improving the financial strength and flexibility of the Corporation; developing and implementing long term strategic planning for the Corporation's bulk shipping business and implementing fleet renewals and disposals consistent with such planning; and establishing and expanding upon commercial relationships with key customers.

               In  setting executive compensation, the  Committee
noted that the Corporation had made significant progress in achieving these goals and objectives. During 1998, the Corporation initiated a comprehensive review of its business practices and operations and identified many areas where significant cost savings have been achieved. The Corporation has reduced organizational layers and staff and consolidated office locations. Cross-functional teams have been established which continue to identify areas for additional cost savings. In 1998 the Corporation terminated its relationship with Maritime Overseas Corporation and successfully assumed direct in-house management of its fleet, a change that will enhance the Corporation's stature as a fully integrated bulk shipping organization. With regard to its fleet, the Corporation successfully negotiated an order for two Very Large Crude Carrier newbuildings on highly advantageous terms, while at the same time developing an ambitious schedule for disposing of a large number of its oldest and least competitive vessels. Also during 1998, the Corporation significantly strengthened its balance sheet by paying down approximately $220 million of debt and by refinancing $310 million of indebtedness in order to achieve significant annual interest cost savings.

                 While the Committee took the foregoing accomplishments into account, the Committee's compensation determinations for the Corporation's executive officers are to some extent subjective and are not arrived at by application of any specific formula. The Committee also takes into account an executive's length of service and particular contributions over the executive's entire career with the Corporation. While the Committee considers many aspects of an individual's performance, it does not give particular weight to or quantify any one or more performance factors.

               Mr. Morton P. Hyman has served as a director and officer of the Corporation since 1969, and as its President since 1971. His compensation reflects his many contributions as a key member of the management since the Corporation was founded. Such compensation is not based primarily on short term financial performance, nor is it based on any formula. The Committee took into account Mr. Hyman's key leadership role in causing the Corporation to make progress in meeting many of the goals and objectives noted above. To a large extent Mr. Hyman's compensation reflects an assessment of his performance based upon the subjective judgment of the Committee. In light of his contribution to the growth and success of the Corporation, and his service as its President for 28 years, the Committee believes his compensation is appropriate and reasonable.

               Pursuant to Section 162(m) of the Internal Revenue Code, compensation exceeding $1 million paid to the Corporation's executive officers may not be deducted by the Corporation unless such compensation is performance based and paid pursuant to criteria approved by the stockholders. The Committee considered the provisions of Section 162(m) in setting 1998 compensation paid to the President of the Corporation.

               The Committee believes that the interests of stockholders are best served by granting stock options to all employees and thereby giving them the opportunity to participate in appreciation in the Corporation's stock over an extended
period.  In  this  way,  the  profitability  and  value  of   the
Corporation  is  enhanced  for the  benefit  of  stockholders  by
enabling   the  Corporation  to  offer  employees   stock   based
incentives in the Corporation in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the stockholders. The Corporation's
1998  Stock  Option  Plan,  approved  by  the  stockholders,   is
administered by a Stock Option Plan Committee composed of two non-employee directors of the Corporation: Oudi Recanati and Michel
Fribourg.   The  1998 Stock Option Plan Committee determines  the
persons to whom stock options will be granted under the Plan and allocates the amounts to be granted to such persons. Although the Corporation did not grant any stock options in 1998 to its senior management under the 1998 Stock Option Plan, the Corporation may consider authorizing and granting such stock options in the future.

      Submitted by the Executive Compensation Committee and the 1998 Stock Option Plan Committee of the Board of Directors:

   Executive                         1998 Stock Option
   Compensation Committee            Plan Committee
   ----------------------            -----------------
   Oudi Recanati                     Oudi Recanati
   Michel Fribourg                   Michel Fribourg



     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Messrs. Oudi Recanati and Michel Fribourg served on the Executive Compensation Committee and the 1998 Stock Option Plan Committee of the Board of Directors during 1998. Mr. Fribourg is a Director and Chairman Emeritus of the Board of Continental Grain Company, and his wife, as trustee under various trusts, is the principal stockholder of that corporation (Mr. Dean, a director of the Corporation, is a consultant to Continental Grain Company). Subsidiaries of the Corporation received revenues of approximately $2,627,370 during 1998 and $38,274 during the first three months of 1999 from charters of vessels to Continental Grain Company and its subsidiaries.

      Since the Corporation's inception in 1969 until October 30, 1998, Maritime Overseas Corporation, a New York corporation ("MOC"), or a subsidiary of MOC, under various agreements with the Corporation and its subsidiaries, acted as agent in respect of the operation of ships owned by these subsidiaries and provided certain general and administrative services required by the Corporation and its subsidiaries. Under agreements between MOC and certain companies in which the Corporation owns a 50% interest, MOC acted as agent in respect of the operation of ships owned by such 50%-owned companies. Under various agreements, MOC also served as exclusive chartering broker for the ships owned by the Corporation's subsidiaries and certain 50%-owned companies and as exclusive broker in connection with sales, purchases or construction of ships, and was entitled to receive commissions therefor either from the owner or from the seller or builder. Under the various agreements, MOC's total compensation for any year was limited to the extent its consolidated net income from shipping operations would exceed a specified amount ($1,013,632 for January 1 to October 30, 1998).

      The aggregate compensation paid to MOC (including its subsidiaries) under all these agreements for January 1 to October 30, 1998 (excluding brokerage) was $27,601,032, of which $1,307,200 represented compensation paid by 50%-owned companies. Brokerage commissions paid to MOC under all these agreements for January 1 to October 30, 1998 aggregated $5,692,470, of which $323,617 was paid by 50%-owned companies. The consolidated net income from shipping operations of MOC for January 1 to October 30, 1998 was limited to the agreed maximum amount described in the preceding paragraph.

     On October 30, 1998, the Corporation assumed direct management of its fleet, and terminated by mutual consent its arrangements with MOC. Effective that date, the Corporation employed the staff of MOC, and in that connection the Corporation acquired certain employee benefit plan assets and assumed related benefit obligations of MOC. Based on the opinion of the Corporation's actuarial consultant, the value of such plan assets exceeded the amount of the related obligations assumed. The Corporation also assumed MOC's obligations under leases for related office space and paid approximately $4,000,000 to MOC for certain assets acquired, consisting principally of office furniture, fixtures, equipment and leasehold improvements. According to the Corporation's independent real estate adviser, the rentals payable under these leases are below current market rates. All such furniture, fixtures, equipment and leasehold improvements were acquired at MOC's book value net of depreciation. Through October 30, 1998, Mr. Hettena, one of the nominees for election as a director of the Corporation, was the sole owner, a director and President of MOC, and Messrs. Merkin, Cowen and Oudi Recanati, three of the nominees for election as directors of the Corporation, were the other directors of MOC. At that time Mr. Hettena became MOC's sole director and the other three directors resigned. Mr. Oudi Recanati is a son of Raphael Recanati and a nephew of Mr. Hettena.


      Each of the business transactions referred to above under this caption was in the opinion of management considered to be fair and reasonable to all the parties involved at the time the transaction was entered into.


                     COMMITTEES AND MEETINGS

     The Board of Directors has established various committees to assist it in discharging its responsibilities, including an Executive Compensation Committee and an Audit Committee. The
Executive Compensation Committee reviews and determines the compensation of the Corporation's executives; it consists of Messrs. Fribourg and Oudi Recanati and held one meeting during 1998. The Audit Committee recommends to the Board each year the independent auditors to be selected by the Corporation, reviews the planned scope and the results of each year's audit, reviews any recommendations the auditors may make with respect to the Corporation's internal controls and procedures and oversees the responses made to any such recommendations; the Committee consists of Messrs. Dean and Frost and met twice during 1998. The Corporation does not have a nominating or similar committee.

      The Corporation's Board of Directors held seven meetings during 1998. Members of the Board are frequently consulted by management throughout the year, and the Corporation does not consider percentage attendance information in itself to be a meaningful indication of the quality or importance of a director's contribution to the Board. Each director attended at least 75% of the total number of meetings of the Board and committees of which he was a member, except Mr. Raphael Recanati.

              INFORMATION AS TO STOCK OWNERSHIP

               Set forth below are the names and addresses of those persons, other than nominees for directors and entities they control (see "Election of Directors"), that are known by the Corporation to have been "beneficial owners" (as defined in regulations of the SEC) of more than 5% of the outstanding shares of the Corporation's Common Stock, as reported to the Corporation.

              OSG Holdings, 511 Fifth Avenue, New York, New York, a partnership, on April 16, 1999 owned 2,986,416 shares (8.2% of the outstanding Common Stock). One of the nominees for director of the Corporation, by reason of his interest and position in OSG Holdings, may be deemed to be the "beneficial owner" of the shares owned by OSG Holdings, as disclosed in the table of nominees.

               The other principal partners in OSG Holdings on April 16, 1999 were the Estate of Hermann Merkin, 415 Madison Avenue, New York, New York, and EST Associates L.P., 275 Madison Avenue, Suite 902, New York, New York, a limited partnership. These partners may each be deemed to share the power to vote and to direct disposition of the 2,986,416 shares owned by OSG Holdings and may therefore be deemed to be the beneficial owners of the following amounts and percentages of the outstanding Common Stock: the Estate of Hermann Merkin, 3,140,612 shares (including 154,196 shares owned directly), or 8.6%; and EST Associates L.P., 4,224,817 shares (including 1,238,401 shares owned directly), or 11.6%. Vivian Ostrovsky, 4 Avenue de Montespan, Paris, France, is the general partner in EST Associates L.P. and may therefore be deemed the beneficial owner of all the shares owned by EST Associates L.P. and OSG Holdings. Except for shares referred to in this paragraph as being owned directly, each of the persons named shares the power to vote and dispose of all the shares of which such person is considered the beneficial owner.

            To the best of the Corporation's knowledge, based on reports filed with the SEC, the only other beneficial owners of more than 5% of the Corporation's Common Stock are: (a) Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois, which as of March 31, 1999 owned beneficially an aggregate of 5,674,800 shares (15.6%), which it reported were acquired for investment purposes, and that it has the sole power to vote and to dispose of such shares; and (b) Alpine Capital, L.P., and its two general partners Robert W. Bruce III and Algenpar, Inc., and
J. Taylor Crandall and The Anne T. and Robert M. Bass Foundation, 201 Main Street, Suite 3100, Fort Worth, Texas, which as of March 31, 1999 owned beneficially an aggregate of 4,409,100 shares
(12.1%), which they reported were acquired for investment purposes, and that they have the sole power to vote and to dispose of such shares. According to the SEC filings referred to in this paragraph, the shares mentioned above were not acquired for the purpose of or having the effect of changing or influencing control of the Corporation nor in connection with or as a participant in any transaction having such purpose or effect.

                     SELECTION OF AUDITORS

              On recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP as independent auditors for the Corporation and its subsidiaries for the year 1999 subject to the approval of the stockholders at the annual meeting. If the appointment is not approved by the stockholders, the selection of independent auditors will be reconsidered by the Board of Directors.

               Ernst & Young LLP is a well known and well qualified firm of public accountants which (including its predecessors) has served as auditors of the Corporation since the Corporation was organized in 1969. Representatives of Ernst & Young LLP will attend the annual meeting and be afforded an opportunity to make a statement, as well as be available to respond to appropriate questions submitted by stockholders.

               The Board of Directors recommends a vote in favor of the appointment of Ernst & Young LLP.


                     APPROVAL OF ADOPTION OF
         THE 1999 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


     On February 16, 1999, the Board of Directors adopted the 1999 Non-Employee Director Stock Option Plan (the "Director Plan"), subject to and conditioned upon stockholder approval. The affirmative vote of at least a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on this matter at the 1999 Annual Meeting is required for approval of the Director Plan, provided that the number of votes cast represent a quorum. Under Delaware law, abstentions will be treated as votes against the adoption of the Director Plan; broker non-votes will be treated as present for quorum purposes, but as not entitled to vote on the proposal to approve the adoption of the Director Plan. The following description of the Director Plan is a summary and is qualified in its entirety by reference to the Director Plan.

Purpose

     The purpose of the Director Plan is to enhance the profitability and value of the Corporation for the benefit of its stockholders by enabling the Corporation to make automatic grants of stock options to non-employee directors of the Corporation, thereby attracting, retaining and rewarding such directors and strengthening the mutuality of interests between them and the Corporation's stockholders.

Eligibility

     All non-employee directors of the Corporation will automatically receive periodic grants of stock options (as described below) under the Director Plan. For purposes of the Director Plan, a "non-employee director" is any director of the Corporation who is not an active employee of the Corporation (or any related person).

Available Shares

     A maximum of 150,000 shares of Common Stock may be issued under the Director Plan. The Board of Directors may, in accordance with the terms of the Director Plan and in its sole discretion, make appropriate adjustments to the number of shares available for the grant of options and the terms of outstanding options to reflect any change in the Corporation's capital structure or business by reason of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, sale of all or substantially all the assets of the Corporation or any similar change affecting the Corporation's capital structure or business.

Stock Option Grants

     Initial Grant

     The Director Plan provides for the automatic grant of an option to purchase 7,500 shares of the Common Stock of the Corporation (the "Initial Option") to each non-employee director of the Corporation on the later of February 16, 1999 or the date on which the non-employee director begins service as a non-employee director.

     Annual Grant

     The Director Plan also provides for the automatic annual grant of an option to purchase 1,000 shares of Common Stock of the Corporation (the "Annual Option") to each non-employee director of the Corporation on the first day of the month following each annual meeting of the Corporation's stockholders during the term of the Plan (other than the annual meeting which occurs in the calendar year in which an Initial Option is granted), provided that a sufficient number of shares are available to satisfy exercise of the options and, if a sufficient number of shares are not available, each non-employee director shall receive an option to purchase a pro rata portion of the remaining shares.

Terms of Grants

     The options will have a ten year term, subject to earlier expiration in the event of a termination of directorship, and an exercise price equal to the fair market value of the Common Stock at the time of grant. Generally, one-third (1/3) of each Initial Option granted under the Director Plan will vest and become exercisable on each of the first three anniversaries of the date of grant of such Initial Option, provided the non-employee director has not ceased to be a director. Generally, each Annual Option will vest and become fully exercisable on the one year anniversary of the date of grant of such Annual Option, provided the non-employee director has not ceased to be a director.

     Upon a termination of directorship due to a non-employee director's death or disability, all of the director's outstanding stock options will vest and become fully exercisable and, in the case of the director's death, will remain exercisable by the legal representative of the director's estate until the earlier of one year following the director's death or the expiration of the option term and, in the case of the director's disability, will remain exercisable by the director until the earlier of one year following his or her termination of directorship or the expiration of the option term (except that if the director dies within this one year period, the options will remain exercisable by the legal representative of the director's estate until the earlier of one year from the director's death or the expiration of the option term). Upon a termination of directorship due to a non-employee director's retirement (as defined in the Director
Plan), the director's vested outstanding stock options will remain exercisable by the director until the earlier of three years following retirement or the expiration of the option term, except that if the director dies during such three year period, the options will remain exercisable by the legal representative of his or her estate until the earlier of (i) the later of one year from the date of the director's death or three years from the director's retirement or (ii) the expiration of the option term. Upon a termination of directorship for reasons other than death, disability, retirement or cause (as "cause" is defined under Delaware law), all vested outstanding stock options will remain exercisable until the earlier of one year or the expiration of the option term. In the event of a termination of directorship for a cause, all outstanding options will immediately terminate. In the event of a change of control of the Corporation (as defined in the Director Plan), all unvested options will vest and become fully exercisable.

Amendment or Termination

     The Director Plan may be amended, suspended or terminated by the Board of Directors, provided, however, that, unless otherwise required by law or specifically provided under the Director Plan, the rights of a director with respect to stock options granted prior to such amendment, suspension or termination, may not be impaired without the consent of such director. The Board of Directors may not effect any amendment that would require the approval of the stockholders of the Corporation under applicable law or under any regulation of a national securities exchange or automated quotation system unless such approval is obtained.

Administration

     The Director Plan will be administered by the Board of Directors. The Board of Directors has the full authority to interpret the Director Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Director Plan and to make all other determinations and to take all such steps in connection with the Director Plan and the stock options as the Board of Directors, in its sole discretion, deems necessary or desirable.

Miscellaneous

     Participants required to file reports under Section 16(a) of the 1934 Act may be limited to certain specific exercise, election or holding periods with respect to the awards granted to them under the Director Plan. Although awards will generally be nontransferable (except by will or the laws of descent and distribution), the Board of Directors may determine at the time of grant or thereafter that a nonqualified stock option that is otherwise nontransferable is transferable in whole or in part and in such circumstances, and under such conditions, as specified by the Board of Directors. A non-employee director shall have no rights with respect to an option until such option is granted pursuant to the terms of the Director Plan.

U.S. Federal Income Tax Consequences

     The following discussion of the principal U.S. federal income tax consequences with respect to options under the Director Plan is based on statutory authority and judicial and administrative interpretations as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect) and may vary in individual circumstances. Therefore, the following is designed to provide only a general understanding of the federal income tax consequences (state, local and other tax consequences are not addressed below). Recipients of stock option grants should consult their own tax advisors as to the specific tax consequences that apply to them. This discussion is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the U.S., other than certain individuals who are also subject to foreign taxes.

     In general, an optionee will realize no taxable income upon the grant of stock options and the Corporation will not receive a deduction at the time of such grant, unless the option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a stock option, an optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price. Upon a subsequent sale of the stock by the optionee, the optionee will recognize short-term or long-term capital gain or loss, depending upon his or her holding period for the stock. The Corporation will generally be allowed a deduction equal to the amount recognized by the optionee as ordinary income.

     The Director Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Director Plan is not, nor is it intended to be, qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

      The Board of Directors of the Corporation recommends a vote in favor of the approval of the adoption of the 1999 Non-Employee
Director Stock Option Plan.


                   PROPOSALS FOR 2000 MEETING


               Any proposals of stockholders that are intended to be presented at the Corporation's 2000 Annual Meeting of Stockholders must be received at the Corporation's principal executive offices no later than December 31, 1999, and must comply with all other applicable legal requirements, in order to be included in the Corporation's proxy statement and form of proxy for that meeting.

      A stockholder who intends to submit a proposal for the Corporation's 2000 Annual Meeting that the stockholder does not intend to request be included in the Corporation's 2000 Proxy Statement in accordance with SEC rules must give notice to the Corporation prior to March 15, 2000. If the stockholder does not provide the Corporation with timely notice of such a proposal, the persons designated as management proxies on the Corporation's proxy card may exercise their discretionary authority to vote on that proposal. If the stockholder does provide the Corporation with timely notice of such a proposal, depending upon the circumstances, management proxies may not be able to exercise their discretionary authority to vote on the proposal.

                      GENERAL INFORMATION

               The Board of Directors is not aware of any matters to be presented at the meeting other than those specified above. If any other matter should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment.

               All shares represented by the accompanying proxy, if the proxy is duly executed and received by the Corporation at or prior to the meeting, will be voted at the meeting in accordance with the instructions provided therein. If no such instructions are provided, the proxy will be voted for the election of directors, for the appointment of Ernst & Young LLP as auditors, and for the approval of the adoption of the 1999 Non-Employee Director Stock Option Plan. Under Delaware law and the Corporation's Certificate of Incorporation and By-Laws, if a quorum is present, directors are elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A majority of the outstanding shares entitled to vote, present in person or represented by proxy, constitutes a quorum. Shares represented by proxies or ballots withholding votes from one or more directors will not be counted in the election of that director but will be counted for purposes of determining a quorum.

              The cost of soliciting proxies for the meeting will be borne by the Corporation. The Corporation will also reimburse brokers and others who are only record holders of the Corporation's shares for their reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares. Directors and officers of the Corporation may solicit proxies personally or by telephone or telegraph but will not receive additional compensation for doing so.

              The Corporation's Annual Report to Stockholders for the fiscal year ended December 31, 1998 has been mailed to stockholders. The Annual Report does not form part of this Proxy
Statement.

                              By order of the Board of Directors,

                                         ROBERT N. COWEN
                                Senior Vice President & Secretary
New York, N.Y.
April 30, 1999

                OVERSEAS SHIPHOLDING GROUP, INC.

     PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, June 8, 1999


     The  undersigned  hereby appoints MORTON P.  HYMAN  and  RAN
HETTENA, and either of them, proxies, with full power of substitution, to vote all shares of stock of OVERSEAS SHIPHOLDING GROUP, INC. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Corporation to be held at J.P. Morgan Investment Management Inc., 522 Fifth Avenue (corner West 44th Street), New York, N.Y., Seventh Floor, on June 8, 1999, at 2:30 o'clock P.M., notice of which meeting and the related Proxy Statement have been received by the undersigned, and at any adjournments thereof.

     The undersigned hereby ratifies and confirms all that said proxies, or either of them, or their substitutes, may lawfully do in the premises and hereby revokes all proxies heretofore given by the undersigned to vote at said meeting or any adjournments thereof. If only one of said proxies, or his substitute, shall be present and vote at said meeting or any adjournments thereof, then that one so present and voting shall have and may exercise all the powers hereby granted.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER INDICATED BY THE STOCKHOLDER. IN THE ABSENCE OF SUCH INDICATION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, FOR THE RATIFICATION OF THE ADOPTION OF THE 1999 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN, AND IN THE DISCRETION OF SAID PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

    (Continued, and To Be Signed and Dated on Reverse Side)

(1) Election of Directors:       Nominees: Raphael Recanati, Morton P.
                                           Hyman, Robert N. Cowen, Thomas
For all Nominees                           H. Dean, Michel Fribourg,
 (except as          Withhold              William L. Frost, Ran Hettena,
 withheld in        Authority              Stanley Komaroff, Solomon N.
  the space        to Vote for             Merkin, Joel I. Picket and Oudi
  provided)        all Nominees            Recanati. (To withhold authority
   ___               ___                   to vote for any individual
  /__/              /__/                   Nominee, print that Nominee's
                                           name on the following line:)

                                           -------------------------------


(2)  Approval of the appointment           (3)  Ratification of the adoption
of Ernst & Young LLP as                    of the 1999 Non-Employee Director
independent auditors for the               Stock Option Plan described in
year 1999:                                 the Proxy Statement:


  FOR     AGAINST   ABSTAIN               FOR     AGAINST   ABSTAIN
   ___      ___      ___                  ___       ___       ___
  /__/     /__/     /__/                 /__/      /__/      /__/






                                        Please  sign exactly  as  name
                                        (or   names)  appears  at  the
                                        left. For joint accounts  each
                                        owner  should sign. Executors,
                                        administrators, trustees, etc.
                                        should give full title.

                                        DATE:..................., 1999


                                        ------------------------------


                                        ------------------------------
                                             Signature or Signatures

            PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD